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                                                                       EXHIBIT 5

                          WILMER, CUTLER & PICKERING
                              2445 M Street, N.W.
                          Washington, D.C. 20037-1420
                           Telephone (202) 663-6000
                           Facsimile (202) 663-6363


                               January 22, 2001

Tucker Anthony Sutro
One Beacon Street
Boston, Massachusetts 02108

          Re: Registration Statement on Form S-8 for Tucker Anthony Sutro Employee Stock Purchase Plan for the Employees of Hill Thompson Magid, L.P.

Ladies and Gentlemen:

     We have acted as counsel to Tucker Anthony Sutro, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued under the Company's Employee Stock Purchase Plan for the Employees of Hill Thompson Magid, L.P. (the "ESPP"). For the purposes of this opinion, we have examined and relied upon the resolutions of the Board of Directors with respect to the ESPP and such documents, records, certificates and other instruments as we have considered necessary.

     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth in this letter, we are of the opinion that: (a) the Shares have been lawfully and duly authorized; and (b) such Shares will be validly issued, fully paid, and nonassessable upon payment of the purchase price established under the ESPP.

     This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations, and orders thereunder that are currently in effect.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement on January 22, 2001, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                     Sincerely,

                                     WILMER, CUTLER & PICKERING


                                     By: /s/ R. Scott Kilgore
                                         ---------------------------
                                         R. Scott Kilgore, a partner